Exhibit 10.24

NBT Bancorp Inc.
2008 Omnibus Incentive Plan
 Long-Term Performance-Based Stock 20__ Award Notice

Name of Award Recipient	Social Security Number

Street Address

City	State	Zip Code

This Long-Term Performance-Based 20__ Award Notice is intended to set forth the terms and conditions on which an Award has been granted under the NBT Bancorp Inc. 2008 Omnibus Incentive Plan.  Set forth below are the specific terms and conditions applicable to this Award.  Attached as Exhibit A are its general terms and conditions.

Long-Term Performance-Based Stock Award
Grant Date
Class of Shares	Common
Performance Measurement Period	______ through _______
Maximum Consequence for Failure to Achieve Level 1 on EICP Grid*	Deduct ____ Stock Units
Payout Maximum for Achievement of Target EPS on EICP Grid*	____ Stock Units
Payout Maximum for Attaining Level 4 or above on EICP Grid*	____ Stock Units

* Reported in Stock Units related to shares of NBT Bancorp Inc. common stock. Amounts are determined and Payout Targets are based on the Executive Incentive Compensation Plan Grid which is approved annually by the Compensation Committee.  Each subsequent calendar year the Compensation Committee will set a new Diluted EPS target in its sole discretion.

By signing where indicated below, NBT Bancorp Inc. (the "Company") grants this Award upon the specified terms and conditions.  By acknowledging this agreement online, Grantee acknowledges receipt of this Long-Term Performance-Based Stock 20__ Award Notice, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein and acknowledges receipt of a Prospectus dated May 16, 2008 for the NBT Bancorp Inc. 2008 Omnibus Incentive Plan.

NBT Bancorp Inc.

By
Name:
Title:

Instructions:  This page should be completed by or on behalf of the Compensation Committee.  Any blank space intentionally left blank should be crossed out.  An Award consists of stock units granted with uniform terms and conditions.  Where stock units granted under an Award are awarded on the same date with varying terms and conditions (for example, varying performance criteria), the awards should be recorded as a series of grants each with its own uniform terms and conditions.

NBT Bancorp Inc.
2008 Omnibus Incentive Plan
2012 Long-Term Performance-Based Stock Award Notice

General Terms and Conditions

Section 1. Size of Award.  The maximum stock units relating to shares of Common Stock of NBT Bancorp Inc. ("Units") covered by this Award ("Awarded Units") are ____ Units for the 20__ calendar year.  The Awarded Units covered for subsequent years of the Performance Measurement Period will be determined annually by the Compensation Committee of NBT Bancorp Inc. (the "Committee") in its sole discretion.

Section 2. Performance Criteria.

(a) Determination of Performance Criteria Target.  By March 31, 20__ and March 31 of each calendar year during the Performance Measurement Period, the Committee will determine the Diluted EPS target for that calendar year, in its sole discretion.  The Diluted EPS target determined by the Committee will serve as the Performance Criteria for that calendar year for purposes of determining how many Units will be credited to or debited from the account established on your behalf (the “Account”) for that calendar year.

(b) Determination of Satisfaction of Performance Criteria.  Diluted EPS shall be determined annually by the Company and certified by its outside auditors after making adjustments to exclude the following: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (b) any reorganization and restructuring programs; and (d) acquisitions or divestitures and related expenses.  These adjustments shall be made only to the extent such adjustment meets the requirements of Internal Revenue Code Section 162(m) for deductibility.

(c) Annual Computation of Account Balance.  Awarded Units will be credited to or debited from your Account annually depending upon whether the Performance Criteria for the calendar year is satisfied at the end of the applicable calendar year.  If the Performance Criteria is not satisfied at the end of the 20__ calendar year, ___ Units will be debited from your Account.  If the Performance Criteria is satisfied at the end of the 20__ calendar year but the Performance Criteria is not exceeded by an amount equal to the next level up in the Company’s Executive Incentive Compensation Program (“EICP”), a maximum of ____ Units will be credited to your Account.  If the Performance Criteria is satisfied at the end of the 20__ calendar year and the Performance Criteria is exceeded by an amount equal to the next level up in the EICP, a maximum of ____ Units will be credited to your Account.  Amounts eligible to be credited to and debited from your Account for subsequent years will be determined by the Committee in its discretion (but may not exceed the maximum amounts set forth in this notice).  For purposes of this Award Agreement, your Account may contain a number of Awarded Units that is less than zero.  However, if, as of the date on which you become 100% vested in the applicable Awarded Units, the total value of your Account is less then zero, no Awarded Units will be distributed to you under this Award Agreement and you will not be required to pay any amounts to the Company in settlement of your Account balance under this Award Agreement.  The total value as of the date on which you become 100% vested in your Awarded Units will be determined based on the Fair Market Value of your Awarded Units on the date on which you become 100% vested.

(d) Entitlement to Awarded Stock Units.  At the end of the Performance Measurement Period, you will be entitled to a number of shares of Common Stock of NBT Bancorp Inc. (“Shares”) equivalent to Awarded Units consistent with your Account balance if you have not terminated Service prior to the end of the Performance Measurement Period.  If you have terminated Service prior to the end of the Performance Measurement Period for reasons other than death or Disability or due to a Corporate Transaction, you will forfeit all Awarded Units held in your Account.  If you terminate Service due to death or Disability or if there is a Corporate Transaction of the Company, your Account will be credited with a pro-rata portion of the Awarded Units under this Long-Term Performance-Based Award which shall be based on the portion of the calendar year that has elapsed at the time of such death, Disability or Corporate Transaction based upon the Performance Criteria for the calendar year during which the triggering event occurs being measured as of the last completed calendar quarter prior to the triggering event.  You will be fully vested in your Account upon your death, Disability or a Corporate Transaction.  You may designate a Beneficiary to receive any Awarded Units that are paid upon your death using the Beneficiary Designation attached as Appendix A.  If, as a result of a material restatement of the Company’s financial results for all or a portion of the Performance Measurement Period (a “Restatement”), the Company’s Diluted EPS for the applicable year in the Performance Measurement Period (giving effect to the Restatement) differs from the Company’s Diluted EPS for the applicable year without giving effect to the Restatement, then the number of Awarded Units that you may earn shall be determined based on the Company’s Diluted EPS giving effect to the Restatement, and your Account shall be adjusted appropriately.

Section 3.  Vesting.  Your rights under this Long-Term Performance-Based Stock Award shall become 100% vested upon the end of the Performance Measurement Period.  Prior to the end of the Performance Measurement Period, you shall not be vested in any rights under this Long-Term Performance-Based Stock Award.  Notwithstanding the foregoing, your Long-Term Performance-Based Stock Award will become 100% vested prior to the end of the Performance Measurement Period (i) upon your termination of Service due to death or Disability, or (ii) if there is a Corporate Transaction of the Company.

Section 4.  Dividends and Voting Rights.  You will not have the right to vote your Awarded Units. You will not have the right to receive any dividends declared or paid with respect to such Awarded Units during the Performance Period.

Section 5.  Payment of Account.  Any payment of Awarded Units will be performed as soon as practicable following your separation from service or the closing of the Corporate Transaction that qualifies as a Change in Control, in both cases, as defined in, and subject to the requirements of, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 6.  Code Section 409A.  Notwithstanding anything in the Plan or this Award Agreement to the contrary, if at the time of your termination of employment, you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled to under this Award Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.

Section 7.  Amendment.  This Notice may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by the Board of Directors of the Company.  However, no amendment shall impair your rights under this Notice without your consent. Any amendments to extend the Performance Measurement Period shall be done by written agreement between you and the Company consistent with the requirements of Section 409A of the Code.

 Plan Provisions Control.  This Notice, and the rights and obligations created hereunder, shall be subject to all of the terms and conditions of the Plan.  Capitalized terms shall have the meanings assigned in the Plan or this Notice. In the event of any conflict between the provisions of the Plan and the provisions of this Notice, the terms of the Plan, which are incorporated herein by reference, shall control.  By acknowledging this Notice online, you acknowledge that a copy of the Plan and a copy of the Prospectus for the Plan dated May 16, 2008 have been made available to you and agree to be bound